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                                   EXHIBIT 5
       SALES AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN AUL AND FUND B
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                   SALES AND ADMINISTRATIVE SERVICES AGREEMENT

     THIS AGREEMENT entered into this 20th day of December, 1971, by and between American United Life Insurance Company (herein "AUL"), an Indiana corporation, with its principal place of business at Indianapolis, Indiana, and American
United Life Pooled Equity Fund B (herein "Fund B"), a segregated investment account which has been established by AUL for certain variable annuity contracts (herein "Contracts") sold by AUL which are fundable and computable as to payments or benefits on the basis of experience factors of such account, the assets of which account shall be set aside by AUL from payments received under such Contracts.

     1. AUL does  hereby  agree to  provide  sales ant  administrative  services relative to the Contracts which services shall consist of and include all services of AUL, its employees, agents and brokers, in connection with the sale of the Contracts, and the payment by AUL to such persons of all compensation related to the sale and administration of the Contracts, and the payment of other expenses related thereto, including, if applicable, rent, postage, telephone, travel, Stationery, office equipment and supplies and legal, actuarial and auditing fees. In addition, AUL also shall pay the salaries of the members of the Board of Managers of Fund B (but not in excess of $1,500 per manager per year plus $50 expense allowance per meeting attended), the fee of the auditors for the annual audit of Fund B. the cost of preparing and mailing of the annual and other regular reports of Fund B to the Fund B Participants, and the cost of registering (as required in the opinion of AUL)the Contracts and the annuities issuable thereunder under federal and state securities law.

     2. In consideration of its services and payments hereunder, AUL shall receive for each group variable annuity 6% of each payment received for a Participant under the Contracts until payments in the aggregate of $5,000 have been received for such participation and 4% of each payment received for such Participant after $5,000 has been received. For individual annual purchase variable annuity contracts AUL shall receive a sales charge of 9% of the first $2500 received for such Participant; thereafter AUL shall receive a sales charge of 7% of the next $7500 received and 5% of each payment made thereafter. For individual single purchase variable annuity contracts, AUL shall receive a sales charge of 7% of the first $2500 received for a Participant under the contracts, 5% of the next $7500 received, 4% of the next $40,000 received and 3% of the next $200,000 received. For Administrative Services under Individual Annual Purchase Payment Deferred Annuity contracts, AUL will receive an annual administrative charge of $15 for any year during which a payment is received for a Participant and $5 for any year during which no payment is received for a participant. For Administrative Services under Individual Annual Purchase and Single Purchase Payment Immediate Annuity Contracts, AUL will receive $50 at the time said contract is purchased by a Participant. For Administrative Services under Individual Single Purchase Payment Deferred Annuity Contracts, AUL will receive $50 at the time and for the year said contract is purchased by a Participant and $5 for each additional year and contract is in existence.

     3. This agreement shall continue in full force and effect from year to year until terminated by AUL or the Board of Managers of Fund B. Termination may be effected by either party, without penalty, on thirty (30)days written notice. This agreement shall automatically terminate:

(a)  upon any assignment thereof by AUL.

(b)  unless its continuance is specifically approved, at least annually,  either
     (i) by the affirmative vote of a majority of the members of the Board of Managers of Fund B, or (ii) by a majority of the voters entitled to be cast by the Fund B Participants under the Contracts at a meeting thereof. In any event, the terms of such agreement and any continuance thereof must be specifically approved by the affirmative vote of a majority of the members of the Board of Managers of Fund B including a majority of such members who are not parties to such agreement or interested persons of any such party.

     4. Notwithstanding the foregoing provisions in Paragraph 3 hereof, AUL may not terminate this agreement in any way which would be contrary to or a violation of any provisions of the Contracts. In the event of termination by the Board of Managers or Participants of Fund B in such manner that AUL must still render sales and administrative services under the Contracts to any of the Fund B Participants thereunder, AUL shall be compensated therefor to the extent such services are rendered in accordance with the terms of such Contracts.

     5. This agreement is subject to the provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the aforesaid Acts.

Executed this 20th day of December, 1971.


                                   AMERICAN UNITED LIFE INSURANCE COMPANY

                                   By: /s/ Jack Reich
                                   ------------------
                                   President

ATTEST:

/s/ K.B. Wilson
---------------
Secretary

                                   AMERICAN UNITED LIFE POOLED EQUITY FUND B

                                   By: /s/ Victor C. Seiter
                                   ------------------------
                                   Chairman of the Board

ATTEST:

/s/ K.B. Wilson
---------------
Secretary